November 14, 2012

Kelly T. Hickel

To the Board of Directors of

TheraBiogen, Inc.

PO Box 296

Freehold, NJ 07728

Dear Sirs;

This letter will confirm my resignation from all Officer and Director positions in the Company, TheraBiogen, Inc. for personal reasons.

I have no issues with the policies, procedures or reporting of the company.

I have reviewed the Current Report on Form 8-K to be filed on November 15, 2012, and have no disagreements with the disclosures contained therein regarding my resignation

Regards

/s/ Kelly T. Hickel

Kelly T. Hickel